As filed with the Securities and Exchange Commission on May 10, 2016

Registration No. 333-190390

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CTC MEDIA, INC.

(Exact name of registrant as specified in its charter)

Delaware	58-1869211
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

31A Leningradsky Prospekt 125284 Moscow, Russia	N/A
(Address of Principal Executive Offices)	Zip Code

2013 Equity Incentive Plan

(Full title of the plan)

2711 Centerville Road, Suite 400

Wilmington, DE 19808

(Name and address of agent for service)

(302) 636-5400

(Telephone number, including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Timothy J. Corbett, Esq.

Morgan, Lewis & Bockius  UK LLP

Condor House

5-10 St. Paul’s Churchyard

London EC4M 8AL United Kingdom

+44-20-3201-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated file” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer ☒
Non-accelerated filer	☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the Registration Statement of CTC Media, Inc. (the “Company”) on Form S-8 (Registration No. 333-190390), filed with the Securities and Exchange Commission (the “SEC”) on August 6, 2013 (the “Registration Statement”), which registered the offering of 2,500,000 shares of Common Stock, par value $0.01 per share (“Common Stock”) pursuant to the terms of the 2013 Equity Incentive Plan.

As previously disclosed, on December 23, 2015, the Company consummated the sale of a 75% interest in its operating business to UTV-Management LLC. Following the sale, the Company no longer has any operating assets or employees.

Pursuant to an Agreement and Plan of Merger, dated as of November 16, 2015, by and among the Company and CTCM Merger Sub, Inc., a wholly-owned subsidiary of the Company (“Merger Sub”), Merger Sub will merge with and into the Company, with the Company surviving. Each holder of the Company’s outstanding common stock as of the effective time of the merger, other than Telcrest Investments Limited, will be entitled to receive the per share cash consideration, and such shares will be cancelled. The shares of common stock held by Telcrest will remain outstanding following the merger, and Telcrest will be the Company’s sole stockholder. The Company will cease to be a publicly traded company.  The Company expects to complete the merger in May 2016.

The Company has terminated all offerings of its Common Stock pursuant to its existing registration statements, including the Registration Statement.

In accordance with an undertaking made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any shares of Common Stock which remain unsold at the termination of the offering, the Company hereby removes and withdraws from registration all securities of the Company registered pursuant to the Registration Statement that remain unsold as of the date hereof.

SIGNATURE

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Moscow, Russia, on this 10th day of May 2016.

CTC MEDIA, INC.

By:	/s/ Jean-Pierre Morel
Name:	Jean-Pierre Morel
Title:	Chief Executive Officer & Chief Financial Officer

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.